EXHIBIT 10.1
Certain identified information has been excluded from the exhibit because such information both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Date: 18 June 2020

From: DBS Bank Ltd., as Agent

To: Marina Bay Sands Pte. Ltd., as Borrower

Dear Sirs

Marina Bay Sands Pte. Ltd.
S$8,671,050,000 Facility Agreement originally dated 25 June 2012 (as amended by an amendment agreement dated 20 November 2013, amended and restated by an amendment and restatement agreement dated 29 August 2014, further amended and restated by a second amendment and restatement agreement dated 14 March 2018, amended by an amendment letter dated 25 March 2019 and further amended and restated by a third amendment and restatement agreement dated 30 August 2019) (the “Facility Agreement”)

1.We refer to:

(a)the Facility Agreement; and

(b)the amendment request letter dated 4 June 2020 from you to the Lenders (the “Amendment Request Letter”)

2.Unless otherwise defined in this letter, capitalised terms used in this letter refer to such terms as defined in the Facility Agreement and in addition:

“Amended Facility Agreement” means the Facility Agreement, as amended pursuant to this letter.

3.At your request, we are pleased to inform you that the requisite Lenders have agreed, in accordance with paragraph (a) of Clause 36.1 of the Facility Agreement and on the terms and subject to the conditions set out in this letter, to the following amendments to the Facility Agreement:

(a)amend the definition of “Permitted Transaction (Leverage Ratio)” at Clause 1.1 (Definitions) of the Facility Agreement as follows:

““Permitted Transaction (Leverage Ratio)” means any Controlled Transaction:

(a)which is designated by the Borrower as a “Permitted Transaction (Leverage Ratio)”;

(b)where no Default is continuing or would reasonably be expected to result from such Controlled Transaction; and

(c)the amount of which, when aggregated with the amounts of all other Controlled Transactions falling within the description of this definition declared, paid or made in the same financial year of the Borrower, does not exceed the amount specified opposite the relevant ratio set out in the following table in which the ratio of Debt as of the end of each Relevant Period to Consolidated Adjusted EBITDA for such Relevant Period falls (as evidenced by a Compliance Certificate delivered to the Agent on or before the declaration, payment or making of a Controlled Transaction falling within the description of this definition, setting out (in reasonable detail) computations as to compliance with the below ratio):

Date of Controlled Transaction	Ratio of Debt to Consolidated Adjusted EBITDA	Amount
From the Third Effective Date to 30 June 2020 ~~to the date falling 12 Months after the TOP Date~~	Lower than or equal to 4.25 to 1	Unlimited
	Higher than 4.25 to 1 but lower than or equal to 4.50 to 1	S$500,000,000
	Higher than 4.50 to 1	Nil
Waiver Period	Lower than or equal to 4.25 to 1	Unlimited
	Higher than 4.25 to 1	S$500,000,000
From 1 January 2022 to the date falling 12 Months after the TOP Date	Lower than or equal to 4.25 to 1	Unlimited
	Higher than 4.25 to 1 but lower than or equal to 4.50 to 1	S$500,000,000
	Higher than 4.50 to 1	Nil
Thereafter	Lower than or equal to 3.75 to 1	Unlimited
	Higher than 3.75 to 1 but lower than or equal to 4.00 to 1	S$500,000,000
	Higher than 4.00 to 1	Nil

provided that, during the Waiver Period, a transaction may only be designated by the Borrower as a “Permitted Transaction (Leverage Ratio)” if:

(A)it is a Controlled Transaction (Dividends);

(B)where the ratio of Debt as of the end of the Relevant Period to Consolidated Adjusted EBITDA for such Relevant Period is higher than 4.25 to 1:

1.Liquidity is greater than or equal to S$800,000,000 immediately following such Controlled Transaction (Dividends); and

2.the ratio of Consolidated Adjusted EBITDA to Consolidated Total Interest Expense for such Relevant Period is higher than 3.00 to 1,

in each case, as evidenced by a Compliance Certificate delivered to the Agent on or before the declaration, payment or making of such Controlled Transaction (Dividends), setting out (in reasonable detail) computations as to compliance with the ratios above; and

(C)the Borrower, by not less than three Business Days’ prior written notice to the Agent, notifies the Agent of such proposed Controlled Transaction (Dividends)

and the Sponsor’s (and/or, as the case may be, the Sponsor Group’s) intended use of the proceeds of such proposed Controlled Transaction (Dividends).

For the purposes of this definition:

“Controlled Transaction (Dividends)” means a transaction falling within the description of paragraph (a) of the definition of “Controlled Transaction”.

“Liquidity” means, at any time, an amount equal to the aggregate amount of:

(a)cash which the Borrower beneficially owns at such time; and

(b)the Available Facility in respect of Facility B at such time.

“Waiver Period” means the period from 1 July 2020 (inclusive) to 31 December 2021 (inclusive).”;

(b)amend paragraph (a) of Clause 4.2A (Conditions subsequent for Facility D) of the Facility Agreement as follows:

“(a) The Borrower may not make a Utilisation under Facility D where the proposed Utilisation Date falls after ~~the date which is 12 Months after the Third Effective Date~~ 30 June 2021 unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b) For the avoidance of doubt, paragraph (a) above does not apply to any Facility D Loan made or to be made on a Utilisation Date falling on or before 30 June 2021 ~~the date which is 12 Months after the Third Effective Date~~.”; and

(c)amend Clause 21.1 (Financial covenants) of the Facility Agreement as follows:

“The Borrower shall ensure that:

(a)the ratio of Debt as of each Relevant Date to Consolidated Adjusted EBITDA for each Relevant Period ending on that Relevant Date (other than each of the Relevant Periods ending 30 September 2020, 31 December 2020, 31 March 2021, 30 June 2021, 30 September 2021 and 31 December 2021) will not exceed:

(i)(in respect of each Relevant Date falling on or before the date which is 12 Months after the TOP Date) 4.50 to 1; and

(ii)(in respect of all subsequent Relevant Dates) 4.00 to 1.

(b)the ratio of Consolidated Adjusted EBITDA to Consolidated Total Interest Expense for each Relevant Period (other than each of the Relevant Periods ending 30 September 2020, 31 December 2020, 31 March 2021, 30 June 2021, 30 September 2021 and 31 December 2021) will not be less than 3.50 to 1; and

(c)Consolidated Net Worth will, at all times, be positive (and for the avoidance of doubt, the Borrower shall only be obliged to provide the computations as to compliance with this paragraph (c) in the Compliance Certificates supplied to the Agent pursuant to Clause 20.3 (Compliance Certificate)).”.

4.Subject to the Agent’s receipt of the Amendment Fee (as defined below), the amendments in paragraph 3 above shall take effect on and from 18 June 2020 (the “Effective Date”). The Agent shall notify the Borrower and the Lenders promptly upon receipt of the Amendment Fee.

5.Except to the extent expressly amended by the provisions of this letter:

(a)the terms and conditions of each Finance Document are hereby confirmed and shall remain in full force and effect; and

(b)nothing in this letter shall be construed or take effect as a waiver or release of any right or remedy that any of the Finance Parties have under any Finance Document or any other instruments and agreements executed, delivered or entered into thereunder or pursuant thereto or otherwise.

6.You represent, warrant and confirm to us (as agent of the other Finance Parties) on the date hereof and on the Effective Date that:

(a)the Security created by the Security Documents extends to the liabilities and obligations of the Obligors under the Amended Facility Agreement and the Intercreditor Agreement and that the obligations of the Obligors arising under or in connection with this letter, the Amended Facility Agreement and the Intercreditor Agreement and the Security Documents constitute obligations secured under the Security Documents; and

(b)the Security created or conferred under the Security Documents to which you are a party continue in full force and effect on the terms of the respective Security Documents.

7.You make the Repeating Representations of the Facility Agreement on the date of this letter and the Effective Date, by reference to the facts and circumstances then existing, but as if references in the Repeating Representations of the Facility Agreement to “the Transaction Documents” includes this letter and the Amended Facility Agreement.

8.You confirm that:

(a)the amendment fee referred to in paragraph 5 of the Amendment Request Letter payable to each Lender which consents to your amendment request in the Amendment Request Letter by 12.00 p.m. (Singapore time) on 18 June 2020 (each, a “Consenting Lender”) is an amount in Singapore Dollars which is [***]. flat on the aggregate amount of that Consenting Lender’s Commitments as at 12.00 p.m. (Singapore time) on 18 June 2020 (the “Amendment Fee”) and such sum shall be paid to us for distribution to that Consenting Lender;

(b)the Amendment Fee is non-refundable and shall be payable by you to us by 12:00 p.m. (Singapore time) on 19 June 2020 for the account of each Consenting Lender, in consideration of the Consenting Lenders agreeing to the amendments in paragraph 3 above; and

(c)the Amendment Fee shall be payable together with any applicable goods and services tax payable thereon.

9.We confirm that we will inform you of the numerical amount of the Amendment Fee by no later than 5.00 p.m. (Singapore time) on 18 June 2020.

10.Payment of the Amendment Fee shall be made by you to the account set out below, or to such other account as we may from time to time specify:

Account Bank:

Swift Code:

Account Name:

Account No:

Ref:

Attention:

11.This letter is designated a Finance Document.

12.Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this letter. Notwithstanding any term of this letter, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this letter.

13.This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

14.This letter is governed by Singapore law.

Yours sincerely,
for and on behalf of

DBS Bank Ltd.
(as Agent)

/s/ CHAN KIM LIM
Name:	Chan Kim Lim
Title:	Senior Vice President

/s/ CELINE KOH
Name:	Celine Koh
Title:	Vice President

Accepted and Agreed

For and on behalf of

Marina Bay Sands Pte. Ltd.
(as Borrower)

/s/ SUZIE TAN SZE SZE
Name:	Tan Sze Sze, Suzie
Title:	Senior Vice President of Finance

Date:	18 June 2020